Exhibit 99

                                                                  April 20, 2005

For Release:     Immediately
Contact:         Investors:    Stacey A. Renner, (845) 486-5370
                 News Media:   Denise D. VanBuren, (845) 471-8323

                 CH Energy Group Reports First-Quarter Earnings

(Poughkeepsie, NY) Earnings per share for the first quarter of 2005 for CH Energy Group, Inc. (NYSE:CHG) were $1.29 per share, versus the $1.46 per share earned during the first quarter of 2004, a decline of 17 cents. The primary drivers of the decrease were the anticipated expiration of a multi-year amortization of gains from the sale of Central Hudson's generating plants, increased expenses for electric service restoration following storms and lower delivery volumes within its fuel oil delivery business units.

      "Our first-quarter results were impacted by increased expenses from restoring service to our electric customers following several winter storms, as well as by conservation measures by our fuel oil customers associated with record prices for oil," explained Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "On the positive side, we saw continued strong trend growth in our regulated electric and natural gas utility sales; and, operating expenses -- other than those associated with storm recovery -- were well controlled."

      Lant said that the Company believes it will still achieve its targeted, full-year earnings projections, despite the events of the first quarter. He explained that earnings for the fuel delivery segment could fall slightly below the target range, but that earnings in both Central Hudson and parent CH Energy Group segments are projected to be strong enough to maintain consolidated earnings within the target range.

Regulated Electric and Gas Business

      Central Hudson Gas & Electric Corporation's contribution to first quarter earnings was 94 cents per share, a decrease of 9 cents from the $1.03 posted during the same period of 2004. Electric and natural gas sales revenues increased by $12.1 million between the first quarters of 2004 and 2005, while the number of electric and natural gas customers grew by nearly 2 percent during that period. Total utility expenses, however, grew by $11.1 million to $172 million compared to the first quarter of 2004, due largely to price increases for natural gas and electricity purchased on behalf of customers and service restoration after storms. First-quarter earnings one year ago also contained 9 cents per share, from the last installment of an $18-million (net of tax) incentive associated with the sale of the utility's former power plants and 4 cents per share from a regulatory revenue restoration mechanism that was not in place during this year's first quarter.

Unregulated Fuel Distribution Businesses

      The fuel oil distribution businesses of Central Hudson Enterprises Corporation (CHEC) contributed 30 cents per share to the quarterly results, down by 9 cents from the 39 cents per share that were posted in the first quarter of 2004. The decline in earnings resulted largely from what the Company believes is price-induced conservation by customers in an environment of high oil prices, as well as some customer attrition.

Unregulated - Other Businesses

      Holding Company CH Energy Group, Inc. and CHEC partnership investments contributed 5 cents per share to earnings during the first quarter, which was 1 cent above the same period of 2004. Increases in interest rates for investments were somewhat offset by expenses associated with the cost of developing new business ventures.

2005 Earnings Projections

      Lant reiterated the Company's earlier projection that 2005 consolidated annual earnings would total between $2.55 and $2.75 per share.

About CH Energy Group

      With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 358,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area, as well as an interest in a Lexington, Neb., ethanol plant.

                                      # # #

Conference Call: Mr. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today, April 20, 2005. Dial-in: 1-888-428-4474; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 9:15 p.m. (ET) on April 20, 2005, until 11:59 p.m. (ET) on April 27, 2005, by dialing 1-800-475-6701 and entering access code # 778586. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.

Forward-Looking Statements

      Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended March 31                                2005             2004
                                                   ------------     ------------

  Operating Revenues                               $286,089,000     $262,993,000

  Net Income                                       $ 20,339,000     $ 22,989,000

  Earnings Per Share - Basic                       $       1.29     $       1.46
  Earnings Per Share - Diluted                     $       1.28     $       1.45

  Average Shares Outstanding - Basic                 15,762,000       15,762,000
  Average Shares Outstanding - Diluted               15,770,000       15,775,000

12 Months Ended March 31                               2005             2004
                                                   ------------     ------------

  Operating Revenues                               $814,607,000     $804,535,000

  Net Income                                       $ 39,774,000     $ 46,780,000

  Earnings Per Share - Basic                       $       2.52     $       2.96
  Earnings Per Share - Diluted                     $       2.52     $       2.96

  Average Shares Outstanding - Basic                 15,762,000       15,780,000
  Average Shares Outstanding - Diluted               15,770,000       15,789,000
                                                                        page -1-


                                    APPENDIX

Highlights Relative to Prior Year

-------------------------------------------------------------------------------------------------------
                                                                                           2005 More
            3 Months Ended March 31:                    2005(1)           2004(1)      (Less) than 2004
                                                     ------------      ------------    ----------------
            Operating Revenues                       $286,089,000      $262,993,000      $ 23,096,000

            Income Available for
                   Common Stock                      $ 20,339,000      $ 22,989,000      $ (2,650,000)

            Earnings Per Share
                   of Common Stock (Basic)           $       1.29      $       1.46      $       (.17)

             Average Shares Outstanding (Basic)        15,762,000        15,762,000
                       (1) Unaudited
-------------------------------------------------------------------------------------------------------

Consolidated basic earnings per share of CH Energy Group, Inc. decreased $.17 per share due to the following:

            Regulated Electric and Natural Gas - Central Hudson Gas & Electric Corp. (CHG&E): - $.09

      o Down $.09 due to the completion of the amortization of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets. This gain was recorded as deferred income beginning July 1, 2001, and its amortization to other income was completed in December 2004.

      o Down $.05 from an increase in operating expenses mostly related to storm restoration efforts in March 2005.

      o Down $.04 due to an increase in property taxes and depreciation and amortization of utility plant assets.

      o Up $.03 due to an increase in electric net operating revenues from sales, net of the cost of purchased electricity, fuel and revenue taxes. Electric delivery sales to residential, commercial and industrial customers increased 2% as compared to an increase in weather-normalized sales of 3%. The increase in sales is attributable to increased usage by existing industrial customers and customer growth for residential and commercial sales. Electric billing heating degree-days were 3% lower than last year and 1% lower than normal. The earnings impact of weather on electric net revenues was ($.01) per share.

      o Up $.03 from electric and gas regulatory mechanisms. The increase was due to lower shared earnings for electric and gas operations, which were partially offset by the absence of the amortization of previously deferred electric and gas delivery revenues that ended June 30, 2004. Both electric and gas shared earnings decreased largely due to lower ratemaking operating income and a change in the sharing arrangements effective July 1, 2004.

      o Up $.01 due to an increase in natural gas net operating revenues from sales, net of the cost of natural gas and revenue taxes. Delivery sales to firm gas customers increased 2% overall as compared to an increase in weather normalized sales of 5%. Sales to residential and commercial customers, largely space heating sales, increased 1% and 4%, respectively, due entirely to customer growth. Sales to existing industrial customers increased 3%. Gas billing heating degree-days were 4% lower than the prior year and 1% lower than normal. The earnings impact of weather on gas net revenues was ($.03) per share.

      o Up $.02 due to the net effect of various other items including a reduction in income taxes and an increase in interest charges due to the issuance of long term debt in February and November of 2004. The increase in interest charges on long-term debt was partially offset by a reduction in regulatory carrying charges due to customers. The reduction in carrying charges primarily reflects the substantial use of the principal balance of the Customer Benefit Fund by December 31, 2004, for customer refunds and other authorized programs.

            Unregulated - Fuel Oil Distribution: - $.09

      o Down $.09 due to a decrease in net revenues (net of fuel and other related expenses) from Central Hudson Enterprises Corp.'s (CHEC) fuel oil distribution subsidiaries due to reduced volumes related to customer attrition and price-induced customer conservation. Milder weather also contributed to the reduction in volume. This shortfall was partially offset by higher margins in the first quarter of 2005 as compared to 2004.

            Unregulated - Other : + $.01

      o Up $.01 due primarily to an increase in investment income from short-term investments held by CH Energy Group, Inc. (CHEG), the holding company. The increase in earnings reflects higher investment returns due to higher interest rates.

                                                                        page -2-


First Quarter Results of Operations

Regulated Electric and Natural Gas - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within CHG&E's service territory increased 2% in the first quarter of 2005 as compared to the same quarter in 2004. Sales to residential and commercial customers increased 2% and 3%, respectively, while sales to industrial customers increased 2%. Sales to residential and commercial customers increased due to customer growth, which more than offset the impact on sales from a 3% drop in electric billing heating-degree days from the prior year. The change in industrial sales is due primarily to an increase in usage by a large industrial customer.

Utility deliveries of natural gas to firm CHG&E customers also increased 2% in 2005 as compared to last year. Despite a decrease in gas billing heating degree-days of 4%, sales to residential customers increased 1% while sales to commercial customers increased 4% both due to customer growth. Industrial sales, which were 4% of total firm sales in the quarters ended March 2005 and 2004, increased 3%. Interruptible sales increased 11% due to a greater availability of natural gas for use by interruptible customers resulting from the lower billing degree-days.

Utility electric and gas operating revenues increased $12.1 million (6.8%) from $178.0 million in 2004 to $190.1 million in 2005. Electric revenues increased $7.4 million (6.2%) and gas revenues increased by $4.7 million (8.1%) due primarily to an increase in electric and natural gas sales and an increase in amounts collected through CHG&E's cost adjustment mechanisms to recover its cost of purchased electricity and natural gas.

Total utility operating expenses, including income taxes, increased $11.1 million (6.9%) from $160.9 million in 2004 to $172.0 million in 2005. The increase in operating expenses largely results from an increase in purchased electricity and natural gas expense. Purchased electricity and natural gas expense increased $6.3 million and $3.7 million, respectively, due largely to an increase in the wholesale cost of electricity and natural gas. The increase in the cost of natural gas also reflects an increase in volumes purchased due to an increase in sales to full service customers. Other operating expenses, including income taxes, increased $1.1 million due primarily to an increase in the cost of storm restoration, an increase in depreciation and amortization of utility plant and an increase in property taxes. This increase was partially offset by a reduction in income taxes due to a decrease in taxable income.

Other Income decreased $3.3 million due to the completion of the amortization in December 2004 of Central Hudson's share of the gain from the 2001 sale of its interests in its major generating assets and a reduction in carrying charges due from customers related to pension costs. In its June 2004 Rate Order adopting the terms of CHG&E's Joint Proposal for Rate Plan Modification, the PSC authorized the use of the Customer Benefit Fund to offset pension under-collection balances, which reduced the balance upon which carrying charges for pension costs are determined. This reduction in carrying charges was offset by a reduction in carrying charges related to the Customer Benefit Fund as discussed below.

Interest Charges decreased $.7 million due primarily to a reduction of regulatory carrying charges resulting from the substantial use, by December 31, 2004, of the principal balance of the Customer Benefit Fund for customer refunds and other authorized programs. In accordance with CHG&E's current settlement agreement, carrying charges were accrued on the unused balance for the future benefit of customers. This reduction in carrying charges was partially offset by an increase in interest charges on long-term debt due to the issuance of medium-term notes in February and November of 2004.

                                                                        page -3-


Unregulated - Fuel Oil Distribution

Revenues for CHEC's fuel oil distribution operations increased $ 11.0 million (13.0%) from $ 84.8 million for the quarter ended March 31, 2004 to $95.8 million for the quarter ended March 31, 2005. The increase in revenues primarily reflects an increase in the average selling price of petroleum in 2005 in comparison to 2004 due to an increase in wholesale costs. The increase is partially offset by a reduction in petroleum volumes due to customer attrition, price-induced customer conservation, and milder weather in the first quarter of 2005 in comparison to 2004.

Operating expenses, including income taxes, increased $12.2 (15.6%) million from $78.2 million in 2004 to $90.4 million in 2005 due to an increase in purchased petroleum expense. The cost of petroleum increased $13.6 million due primarily to an increase in the wholesale cost of petroleum in 2005 as compared to 2004. This increase was partially offset by a reduction in other expenses of operation of $.5 million due to a decrease of distribution costs related to lower volumes sold. Also offsetting the increase in petroleum costs was a reduction in income taxes of $.9 million resulting from lower taxable income.

CH Energy Group, Inc.

12 Months Ended March 31, 2005 Relative to the Prior Year

Consolidated basic earnings per share for the 12 months ended March 31, 2005, were $2.52 as compared to earnings of $2.96 for the 12 months ended March 31, 2004. The financial results for this period reflect the following:

      - A reduction in earnings related to electric and gas utility regulatory mechanisms due to higher shared earnings resulting from higher ratemaking operating income and the absence of the amortization of electric and gas delivery revenues that ended June 30, 2004.

      - An increase in property taxes and depreciation and amortization of utility plant assets.

      - The completion of the amortization of CHG&E's share of the gain from the sale of its interests in its major generating assets.

      - A decrease in earnings from CHEC's fuel oil distribution subsidiaries due primarily to reduced volumes related to customer attrition and price-induced customer conservation and also milder weather.

      - A reduction in CHEG's investment income due to the liquidation of its Alternate Investment Program by July 2003.

      - An increase in CHEG's business development costs reflecting efforts to redeploy the capital from the liquidation in suitable investment opportunities.

The decrease in earnings was partially offset by an increase in utility electric net revenues due to increased sales from customer growth; a reduction in utility regulatory carrying charges due to customers related to the substantial use of the Customer Benefit Fund; and a reduction in income taxes due to lower taxable income.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At March 31, 2005 CHEG had $110.1 million in cash and cash equivalents and its current obligations included $10.0 million of short-term debt outstanding.

                                       ###

  Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                                                   (Unaudited)                (Unaudited)
                                                                 3 Months Ended              12 Months Ended
                                                                    March 31,                   March 31,
                                                             -----------------------     -----------------------

                                                                2005          2004          2005          2004
                                                             ---------     ---------     ---------     ---------
                                                              (Thousands of Dollars)      (Thousands of Dollars)
Operating Revenues
  Electric                                                   $ 126,658     $ 119,269     $ 437,964     $ 462,159
  Natural Gas                                                   63,430        58,704       129,956       125,572
  Competitive Business Subsidiaries                             96,001        85,020       246,687       216,804
                                                             ---------     ---------     ---------     ---------
    Total Operating Revenues                                 $ 286,089     $ 262,993     $ 814,607     $ 804,535
                                                             ---------     ---------     ---------     ---------

Operating Expenses
  Operations - Purchased Electricity and Fuel Used in
            Electric Generation, Purchased Natural Gas,
            and Purchased Petroleum                            193,020       169,477       521,831       497,017
    Other Expenses of Operation - Regulated Activities          24,730        23,254       100,225       106,060
    Other Expenses of Operation - Comp. Bus. Subsidiaries       14,524        15,007        53,182        55,806
  Depreciation and Amortization                                  9,086         8,601        35,125        33,948
  Taxes, Other Than Income Tax                                   7,916         7,189        31,764        31,920
                                                             ---------     ---------     ---------     ---------
    Total Operating Expenses                                   249,276       223,528       742,127       724,751
                                                             ---------     ---------     ---------     ---------

Operating Income                                             $  36,813     $  39,465     $  72,480     $  79,784
                                                             ---------     ---------     ---------     ---------

Other Income
  Allowance for Equity Funds Used During Construction               32            88            95           400
  Interest and Investment Income                                 2,340         2,924         9,336        13,394
  Other - Net                                                     (554)        2,033         4,804         8,563
                                                             ---------     ---------     ---------     ---------
    Total Other Income                                           1,818         5,045        14,235        22,357
                                                             ---------     ---------     ---------     ---------

Interest Charges
  Interest on Debt                                               3,247         2,831        11,904        11,212
  Other Interest                                                 1,079         2,234         5,523        10,396
  Allowance for Borrowed Funds Used During Construction            (48)          (59)         (210)         (241)
                                                             ---------     ---------     ---------     ---------
    Total Interest Charges                                       4,278         5,006        17,217        21,367
                                                             ---------     ---------     ---------     ---------

Income Before Income Taxes and
  Preferred Dividends of Subsidiary                          $  34,353     $  39,504     $  69,498     $  80,774

  Income Taxes                                                  13,772        16,273        28,754        32,815
                                                             ---------     ---------     ---------     ---------

Income Before Preferred Dividends of Subsidiary              $  20,581     $  23,231     $  40,744     $  47,959

  Cumulative Preferred Stock Dividends of Subsidiary               242           242           970         1,179
                                                             ---------     ---------     ---------     ---------

Net Income                                                   $  20,339     $  22,989     $  39,774     $  46,780

Dividends Declared on Common Stock                               8,512         8,512        34,046        34,054
                                                             ---------     ---------     ---------     ---------

Amount Retained in the Business                              $  11,827     $  14,477     $   5,728     $  12,726
                                                             =========     =========     =========     =========

Ave. Shares of Common Stock Outstanding-(Basic) (000s)          15,762        15,762        15,762        15,780
Ave. Shares of Common Stock Outstanding-(Diluted) (000s)        15,770        15,775        15,770        15,789

Earnings Per Share - (Basic)                                 $    1.29     $    1.46     $    2.52     $    2.96
Earnings Per Share - (Diluted)                               $    1.28     $    1.45     $    2.52     $    2.96

Dividends Declared Per Share                                 $    0.54     $    0.54     $    2.16     $    2.16

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                      March 31,     December 31,
                                                      2005 (1)        2004 (2)
                                                     ---------------------------
                                                         (Thousands of Dollars)
               ASSETS

UTILITY PLANT
  Utility Plant                                      $1,024,515      $1,021,912
    Less Accumulated Depreciation                       320,434         315,691
                                                     ----------      ----------

                                                        704,081         706,221
  Construction Work in Progress                          47,279          38,846
                                                     ----------      ----------

  Net Utility Plant                                     751,360         745,067
                                                     ----------      ----------

OTHER PROPERTY AND PLANT & EQUIPMENT                     22,943          23,139
                                                     ----------      ----------

CURRENT ASSETS
  Cash and Cash Equivalents                             110,134         119,117
  Accounts Receivable from Customers                     94,035          65,239
  Materials & Supplies                                   14,938          21,459
  Fair Value of Derivative Instruments                      502              --
  Regulatory Assets                                      11,572          17,454
  Special Deposits and Prepayments                       18,687          20,767
  Accumulated Deferred Income Tax                        13,762           9,454
  Other                                                  12,766          13,678
                                                     ----------      ----------

                                                        276,396         267,168
                                                     ----------      ----------

DEFERRED CHARGES AND OTHER ASSETS                       260,121         252,433
                                                     ----------      ----------

      TOTAL                                          $1,310,820      $1,287,807
                                                     ==========      ==========

    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity (3)                                  $  505,523      $  493,465
  Cumulative Preferred Stock:
    Not subject to mandatory redemption                  21,027          21,030
  Long-term Debt                                        319,883         319,883
                                                     ----------      ----------

                                                        846,433         834,378
                                                     ----------      ----------

CURRENT LIABILITIES
  Current Maturities of Long-term Debt                       --              --
  Notes Payable                                          10,000          12,000
  Accounts Payable                                       37,982          43,418
  Accrued Interest                                        2,477           4,629
  Dividends Payable                                       8,754           8,754
  Accrued Taxes Payable                                  15,545              --
  Fair Value of Derivative Instruments                       --             906
  Other                                                  28,004          31,795
                                                     ----------      ----------

                                                        102,762         101,502
                                                     ----------      ----------

DEFERRED CREDITS AND OTHER LIABILITIES                  235,806         231,152
                                                     ----------      ----------

ACCUMULATED DEFERRED INCOME TAX  (NET)                  125,819         120,775
                                                     ----------      ----------

      TOTAL                                          $1,310,820      $1,287,807
                                                     ==========      ==========

(1)   Unaudited.

(2) Subject to explanations contained in the Annual Report of the Company for 2004.

(3) Shares outstanding at March 31, 2005 = 15,762,000. Shares outstanding at December 31, 2004 = 15,762,000.

                         Selected Financial Information

                                                         3 Months Ended March 31,                   12 Months Ended March 31,
                                                 ---------------------------------------     --------------------------------------
                                                    2005          2004      % Variation        2005           2004      % Variation
                                                 ----------    ----------   ------------     ----------    ----------   -----------
CENTRAL  HUDSON  GAS & ELECTRIC  CORP

    Sales of Electricity (Mwh): *
         Residential                                605,398       591,592             2      2,021,723     1,994,695             1
         Commercial                                 519,943       507,170             3      1,982,360     1,941,563             2
         Industrial                                 340,168       334,558             2      1,482,977     1,447,137             2
         Other                                       10,379        10,425            --         37,233        37,208            --
                                                 ----------    ----------    ----------     ----------    ----------    ----------

              Total Own Territory                 1,475,888     1,443,745             2      5,524,293     5,420,603             2
                                                 ==========    ==========    ==========     ==========    ==========    ==========

    Sales of Gas (Mcf.): *
         Residential                              2,791,539     2,768,241             1      5,256,364     5,423,522            (3)
         Commercial                               3,083,645     2,970,040             4      6,332,890     6,287,794             1
         Industrial                                 267,622       260,735             3        572,234       591,865            (3)
         Other                                       16,274        32,198           (49)        26,330        45,042           (42)
                                                 ----------    ----------    ----------     ----------    ----------    ----------

    Total Firm Sales                              6,159,080     6,031,214             2     12,187,818    12,348,223            (1)

         Interruptible Sales                      1,180,568     1,065,685            11      3,655,240     3,504,820             4
                                                 ----------    ----------    ----------     ----------    ----------    ----------

    Total Own Territory                           7,339,648     7,096,899             3     15,843,058    15,853,043            --
                                                 ==========    ==========    ==========     ==========    ==========    ==========

         * Includes volumes related to Electric
             or Gas Energy Delivery Services

    Electric Cooling Degree Days:
         Billing Cycle                                   --            --            --            673           642             5
         Actual in Period                                --            --            --            673           642             5

    Electric Heating Degree Days:
         Billing Cycle                                3,200         3,306            (3)         5,864         6,230            (6)
         Actual in Period                             3,238         3,312            (2)         6,020         6,393            (6)

    Gas Heating Degree Days:
         Billing Cycle                                3,152         3,267            (4)         5,839         6,414            (9)
         Actual in Period                             3,203         3,190            --          5,995         6,271            (4)

    Electric Output For Own Territory (Mwh.):
         Generated                                   35,524        38,230            (7)       171,728       187,901            (9)
         Purchased                                1,469,118     1,434,813             2      5,511,131     5,512,440            --
                                                 ----------    ----------    ----------     ----------    ----------    ----------

    Total                                         1,504,642     1,473,043             2      5,682,859     5,700,341            --
                                                 ==========    ==========    ==========     ==========    ==========    ==========

    Gas Send-out  Firm Customers  (Mcf.)          4,910,410     5,000,372            (2)     9,844,488    10,249,672            (4)
                                                 ==========    ==========    ==========     ==========    ==========    ==========

CH ENERGY GROUP, INC

    Earnings Per Share - (Basic)                 $     1.29    $     1.46           (12)    $     2.52    $     2.96           (15)
    Dividends Declared Per Share                 $     0.54    $     0.54            --     $     2.16    $     2.16            --

                                         March 31,      Dec. 31,
                                           2005           2004       % Variation
                                         --------       --------     -----------

            Book Value Per Share          $  32.07       $  31.31              2

            Retained Earnings (000s)      $199,600       $187,772              6

            Common Equity Ratio (%)           59.0%          58.3%             1

                              C H ENERGY GROUP, INC

                           Selected Financial Indices

              12 Months Ended March 31, 2005 vs. Calendar Year 2004

                                                                       12 Months           Calendar
                                                                         Ended               Year
                                                                     March 31, 2005          2004
                                                                     --------------        --------
Earnings Per Share - (Basic) .................................          $   2.52           $   2.69

Earned Return on Common Equity (Per Books) ...................              7.96%              8.52%

Pretax Coverage of Total Interest Charges, excluding AFDC ....              4.24 x             4.34 x

Dividends Declared ...........................................          $   2.16           $   2.16

Pay-out Ratio ................................................              85.7%              80.3%

Percent of Cash Construction Expenditures
   Financed from Internal Funds ..............................             100.0%             100.0%

Common Equity Ratio ..........................................              59.0%              58.3%

Retained Earnings ($000) .....................................          $199,600           $187,772

Book Value Per Share (End of Period) .........................          $  32.07           $  31.31

      CH Energy Group Segment Information - 12 Months Ended March 31, 2005

                                               Regulated                    Unregulated
                                       -------------------------     -------------------------
         ($000s Except                                  Natural        Fuel Oil
      Earnings Per Share)                Electric         Gas        Distribution       Other          Elim(s).          Total
      -------------------              -------------------------     -------------------------        ----------      ----------
      Revenues from
        external customers               $437,964       $129,956       $245,677         $1,010                --        $814,607
      Intersegment revenues                    12            276             --             --             ($288)             --
                                       -------------------------     -------------------------        ----------      ----------
               Total Revenues            $437,976       $130,232       $245,677         $1,010             ($288)       $814,607

      Earnings before income taxes        $47,255        $15,828         $2,539         $2,906                --         $68,528

      Net Income                          $27,288         $8,893         $1,526         $2,067                --         $39,774

      Earnings per share (basic)            $1.73          $0.56          $0.10          $0.13(1)             --           $2.52

      Segment Assets @ 3/31/05           $781,049       $265,283       $149,049       $116,230             ($791)     $1,310,820

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.03 per share, with the balance of $0.10 per share resulting primarily from investment and business development activities.

      CH Energy Group Segment Information - 12 Months Ended March 31, 2004

                                               Regulated                    Unregulated
                                       -------------------------     -------------------------
         ($000s Except                                  Natural        Fuel Oil
      Earnings Per Share)                Electric         Gas        Distribution       Other          Elim(s).          Total
      -------------------              -------------------------     -------------------------        ----------      ----------
      Revenues from
        external customers               $462,159       $125,572       $215,704         $1,100                --        $804,535
      Intersegment revenues                     9            337             --             --             ($346)             --
                                       -------------------------     -------------------------        ----------      ----------

               Total Revenues            $462,168       $125,909       $215,704         $1,100             ($346)       $804,535

      Earnings before income taxes        $49,611        $17,798         $6,396         $5,790                --         $79,595

      Net Income                          $29,252         $9,774         $3,890         $3,864                --         $46,780

      Earnings per share (basic)            $1.85          $0.62          $0.25          $0.24(1)             --           $2.96

      Segment Assets @ 3/31/04           $827,688       $245,004       $143,574       $121,115             ($460)     $1,336,921

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.02 per share, with the balance of $.22 per share resulting primarily from investment activity.

      CH Energy Group Segment Information - Quarter Ended March 31, 2005

                                               Regulated                    Unregulated
                                       -------------------------     -------------------------
         ($000s Except                                  Natural        Fuel Oil
      Earnings Per Share)                Electric         Gas        Distribution       Other          Elim(s).          Total
      -------------------              -------------------------     -------------------------        ----------      ----------
      Revenues from
        external customers               $126,658        $63,430        $95,756           $245                --        $286,089
      Intersegment revenues                     3            167             --             --             ($170)             --
                                       -------------------------     -------------------------        ----------      ----------
               Total Revenues            $126,661        $63,597        $95,756           $245             ($170)       $286,089

      Earnings before income taxes        $12,839        $12,239         $7,770         $1,263                --         $34,111

      Net Income                           $7,494         $7,254         $4,663           $928                --         $20,339

      Earnings per share (basic)            $0.48          $0.46          $0.30          $0.05(1)             --           $1.29

      Segment Assets @ 3/31/05           $781,049       $265,283       $149,049       $116,230             ($791)     $1,310,820

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share, with the balance of $0.04 per share resulting primarily from investment and business development activities.

      CH Energy Group Segment Information - Quarter Ended March 31, 2004

                                               Regulated                    Unregulated
                                       -------------------------     -------------------------
         ($000s Except                                  Natural        Fuel Oil
      Earnings Per Share)                Electric         Gas        Distribution       Other          Elim(s).          Total
      -------------------              -------------------------     -------------------------        ----------      ----------
      Revenues from
        external customers               $119,269        $58,704        $84,782           $238                --        $262,993
      Intersegment revenues                     3            150             --             --             ($153)             --
                                       -------------------------     -------------------------        ----------      ----------

               Total Revenues            $119,272        $58,854        $84,782           $238             ($153)       $262,993

      Earnings before income taxes        $16,131        $11,969        $10,116         $1,046                --         $39,262

      Net Income                           $9,364         $6,882         $6,070           $673                --         $22,989

      Earnings per share (basic)            $0.59          $0.44          $0.39          $0.04(1)             --           $1.46

      Segment Assets @ 3/31/04           $827,688       $245,004       $143,574       $121,115             ($460)     $1,336,921

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.01 per share, with the balance of $0.03 per share resulting primarily from investment activity.